SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: November 1, 2001
(Date of earliest event reported)

Dominion Resources, Inc.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	1-8489 (Commission File Number)	54-1229715 (I.R.S. Employer Identification No.)

120 Tredegar Street
Richmond, Virginia 23219-3932
(804) 819-2000

(Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets

On November 1, 2001, Dominion Resources, Inc. (Dominion) completed its acquisition of Louis Dreyfus Natural Gas Corp. (Louis Dreyfus). Upon acquisition, Louis Dreyfus was merged into a newly formed, wholly owned subsidiary of Dominion. Immediately after the merger, Dominion contributed the surviving subsidiary to Consolidated Natural Gas Company (CNG), where it will continue its operations. CNG is a wholly owned subsidiary of Dominion.

Dominion acquired Louis Dreyfus' shares of outstanding common stock for $1.8 billion, consisting of approximately 14 million shares of Dominion common stock valued at $876 million and approximately $888 million in cash. In addition, the purchase consideration included the value of Louis Dreyfus employee and director stock options which were exchanged for Dominion stock options. Under terms of the merger agreement, each Louis Dreyfus shareholder received $20.00 in cash and 0.3226 shares of Dominion common stock for each share of Louis Dreyfus common stock.

The acquisition has been financed through the issuance of long-term debt and trust preferred securities by CNG and has been accounted for by the purchase method of accounting. In addition, Louis Dreyfus and Dominion have agreed with trustees of the two outstanding series of Louis Dreyfus public notes that CNG will guarantee this debt.

Louis Dreyfus is one of the largest independent natural gas companies in the United States engaged in the acquisition, development, exploration, production and marketing of natural gas and crude oil. Louis Dreyfus' acquisition, development and exploration activities are primarily conducted in three geographically concentrated core areas: the Permian Region which includes west Texas, southeast New Mexico and the San Juan Basin; the Mid-Continent Region which includes Oklahoma, Kansas, the panhandle of Texas, east Texas, southwest Arkansas and north Louisiana; and the Gulf Coast Region, which includes south Texas and offshore Gulf of Mexico. Louis Dreyfus' proved reserves as of December 31, 2000 totaled 1.8 Tcfe and future net revenues from these reserves had a discounted present value of $3.7 billion. Properties that Louis Dreyfus operates contain approximately 79% of Louis Dreyfus' total proved reserves. Natural gas reserves comprised 89% of Louis Dreyfus' year-end proved reserve position and 82% of Louis Dreyfus' reserves were proved developed. The average reserve life of its proved reserves was 13.2 years.

A copy of the press release announcing the completion of the acquisition is filed as Exhibit 99.1 to this Form 8-K

Item 7. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The required audited financial statements and unaudited interim financial statements of Louis Dreyfus are not available as of the filing of this report. The required financial statements will be filed as soon as practicable, but not later than 60 days after the date this report is filed.

(b) Pro Forma Financial Information.

The required pro forma financial information reflecting the combination of Louis Dreyfus is not available as of the filing of this report. The required pro forma financial information will be filed as soon as practicable, but not later than 60 days after the date this report is filed.

(c) Exhibits
2.1

Agreement and Plan of Merger, dated September 9, 2001 by and among Dominion Resources, Inc., Consolidated Natural Gas Company, and Louis Dreyfus Natural Gas Corp. (Exhibit 2.1, Form 8-K of CNG filed September 10, 2001, File No. 1-3196, incorporated by reference).

2.2

Amendment No. 1 to Agreement and Plan of Merger, dated September 17, 2001 (Exhibit 2.2, Schedule 13D of Dominion Resources, Inc. with respect to Louis Dreyfus Natural Gas Corp., filed September 19, 2001, incorporated by reference).

4.1

Indenture, dated as of June 15, 1994, between Louis Dreyfus Natural Gas Corp. and Bank of Montreal Trust Company (Exhibit 4.1, Form 10-Q of Louis Dreyfus for the quarter ended September 30, 1994, File No. 1-12480. Incorporated by reference).

4.2

First Supplemental Indenture, dated as of November 1, 2001, to the Indenture dated June 15, 1994, between Louis Dreyfus Natural Gas Corp., Dominion Oklahoma Texas Exploration & Production, Inc., Consolidated Natural Gas Company and The Bank of New York, as successor to Bank of Montreal Trust Company (Exhibit 4.7, Form 10-Q for the quarter ended September 30, 2001, File No. 1-8489, incorporated by reference).

4.3	Indenture, dated as of December 11, 1997, between Louis Dreyfus Natural Gas Corp. and La Salle National Bank (Exhibit 4.1, Form S-4 Registration No. 333-45773, incorporated by reference).
4.4

First Supplemental Indenture, dated as of November 1, 2001, to the Indenture dated December 11, 1997, between Louis Dreyfus Natural Gas Corp., Dominion Oklahoma Texas Exploration & Production, Inc., Consolidated Natural Gas Company and LaSalle Bank National Association, formerly known as La Sale National Bank (Exhibit 4.9, Form 10-Q for the quarter ended September 30, 2001, File No. 1-8489, incorporated by reference).

99.1	Press release of Dominion Resources, Inc. issued November 1, 2001(filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Steven A. Rogers Steven A. Rogers Vice President and Controller

Date: November 14, 2001